Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Vislink Technologies, Inc. on Forms S-3 File Nos. 333-228793 and 333-238013 and Forms S-8 File Nos. 333-274366, 333-270912, 333-264124, 333-255305, 333-233849, 333-233848, 333-224107, 333-224106, 333-224105, 333-215461, 333-214658, 333-212621, 333-210773, 333-208313, 333-206486, 333-205687, and 333-203399 of our report dated April 3, 2024, with respect to our audits of the consolidated financial statements of Vislink Technologies, Inc. as of December 31, 2023 and for the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of Vislink Technologies, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP
New York, NY
April 3, 2024